PROMISSORY NOTE

$75,322.14   Tampa, Florida
August 2, 2012

FOR VALUE RECEIVED, CNS Wellness Florida, LLC, a Florida limited liability company (the "Borrower"), promises to pay to the order of Peter A. Hannouche (the "Holder"), in the manner hereinafter specified, the principal sum of Seventy-Five Thousand, Three Hundred Twenty-Two and 14/100 Dollars ($75,322.14) together with interest thereon from the date hereof at the rate of two percent (2%) per annum. Interest shall be payable annually on each anniversary date of this Note. The entire principal sum, together with any accrued but unpaid interest thereon, shall be payable on August 2, 2015.

Borrower shall have the right to prepay the principal without penalty, with interest to the date of prepayment.

This Note shall be construed and enforced according to the laws of the State of Florida.

If default be made in any payment due hereunder, time being of the essence, or in the performance of any of the agreements contained herein, then the entire principal sum shall at the option of the Holder hereof become at once due and collectible without notice, and said principal sum shall bear interest from such time until paid at the highest rate allowable under the laws of the State of Florida. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

Should it become necessary to collect this Note through an attorney, by legal proceedings, or otherwise, the Borrower promises to pay all costs of collection, including the reasonable fees of an attorney (prior to litigation, at trial and upon appeal). The Borrower waives presentment for payment, protest and notice of protest and nonpayment of this Note.

CNS Wellness Florida, LLC

By: [signature]

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